EXHIBIT 99.1

Zumiez Inc. Reports December 2018 Sales Results

December 2018 Comparable Sales Increased 4.9%

Company Raises Fourth Quarter Outlook

LYNNWOOD, Wash., Jan. 09, 2019 (GLOBE NEWSWIRE) -- Zumiez Inc. (NASDAQ: ZUMZ) a leading specialty retailer of apparel, footwear, equipment and accessories for young men and women, today announced, that total net sales for the five-week period ended January 5, 2019 increased 2.9% to $164.6 million, compared to $160.0 million for the five-week period ended December 30, 2017.  The Company's comparable sales increased 4.9% for the five-week period ended January 5, 2019 compared to a comparable sales increase of 7.9% for the five-week period ended December 30, 2017.

Based primarily on stronger than expected quarter-to-date sales, the Company is increasing guidance and now expects fiscal 2018 fourth quarter comparable sales growth of approximately 3%, and earnings per share between $1.08 and $1.10.  This compares to the previous guidance for comparable sales growth between 0% and 2%, and earnings per share between $1.02 and $1.08.

To hear the Zumiez prerecorded December sales message, please dial (201) 689-8483 or (877) 523-5612, followed by the passcode # 986439 (ZUMIEZ).

About Zumiez Inc.

Zumiez is a leading specialty retailer of apparel, footwear, accessories and hardgoods for young men and women who want to express their individuality through the fashion, music, art and culture of action sports, streetwear, and other unique lifestyles. As of January 5, 2019, we operated 709 stores, including 610 in the United States, 50 in Canada, 41 in Europe and 8 in Australia. We operate under the names Zumiez, Blue Tomato and Fast Times. Additionally, we operate ecommerce web sites at zumiez.com, blue-tomato.com and fasttimes.com.au.

Safe Harbor Statement

Certain statements in this press release and oral statements relating thereto made from time to time by representatives of the Company may constitute forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. These statements include, without limitation, predictions and guidance relating to the Company's future financial performance, brand and product category diversity, ability to adjust product mix, integration of acquired businesses, growing customer demand for our products and new store openings. In some cases, you can identify forward-looking statements by terminology such as, "may," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential," "continue," or the negative of these terms or other comparable terminology. These forward-looking statements are based on management's current expectations but they involve a number of risks and uncertainties. Actual results and the timing of events could differ materially from those anticipated in the forward-looking statements as a result of risks and uncertainties, which include, without limitation, those described in the Company’s quarterly report on Form 10-Q for the quarter ended November 3, 2018 as filed with the Securities and Exchange Commission and available at www.sec.gov. You are urged to consider these factors carefully in evaluating the forward-looking statements herein and are cautioned not to place undue reliance on such forward-looking statements, which are qualified in their entirety by this cautionary statement. The forward-looking statements speak only as of the date on which they are made and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

Company Contact:
Darin White
Director of Finance &
Investor Relations
Zumiez Inc.
(425) 551-1500, ext. 1337

Investor Contact:
ICR
Brendon Frey
(203) 682-8200